UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Soliciting Material pursuant to § 240.14a-12
Advocat Inc.

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     On May 19, 2009, Bristol Investment Fund Ltd. (“Bristol”) filed definitive additional proxy information that it sent to Advocat Inc. shareholders and used in a slide presentation to RiskMetrics Group. These proxy materials include several comparisons that we believe are skewed because of the different capital structures of the comparative companies and also focuses on only one year. As a result, in response, the Company is sending the following additional information to RiskMetrics Group.
     Bristol identified four companies in its proxy statement that Bristol believes are comparable to Advocat. These companies are The Ensign Group, Inc. (ENSG), Kindred Heathcare Inc. (KND), Skilled Healthcare Group, Inc. (SKH) and Sun Healthcare Group, Inc. (SUNH). Certain financial information and data used herein has been obtained from filings made with the Securities and Exchange Commission (the “SEC”) by these companies other than Advocat. Advocat is not responsible for any misinformation contained in any third party SEC filing or third party report.
     Advocat Inc. leases more of its skilled nursing portfolio than the other companies that Bristol included in its slide presentation. A more reflective analysis of pre-financing cash flow of a business is to look at EBITDAR (earnings before interest, taxes, depreciation, amortization and rent). Below is the ratio of EBITDAR to shares outstanding. As you can see, when you adjust the information to eliminate the difference in the capital structures of the companies, Advocat has performed favorably over the past three years.

Data Information

		2008	2007	2006
KND	Net Income	36,285,000	(46,870,000)	78,711,000
	EBITDAR	553,287,000	531,405,000	540,195,000
	Dilutive shares	38,906,000	39,983,000	40,923,000
	Ratio	14.221	13.291	13.200

SKH	Net Income	37,209,000	9,795,000	17,337,000
	EBITDAR	130,335,000	113,226,000	96,849,000
	Dilutive shares	36,894,000	27,715,000	11,638,000
	Ratio	3.533	4.085	8.322

ENSG	Net Income	27,509,000	20,527,000	22,549,000
	EBITDAR	72,613,000	60,359,000	59,517,000
	Dilutive shares	20,715,000	17,470,000	16,823,000
	Ratio	3.505	3.455	3.538

SUNH	Net Income	109,287,000	57,510,000	27,118,000
	EBITDAR	234,371,000	192,470,000	96,654,000
	Dilutive shares	43,963,000	43,390,000	31,788,000
	Ratio	5.331	4.436	3.041

AVCA	Net Income	5,735,000	9,387,000	21,944,000
	EBITDAR	40,417,000	41,709,000	35,589,000
	Dilutive shares	5,887,000	6,127,000	6,507,000
	Ratio	6.865	6.807	5.469
     Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). EBITDAR is not a measurement under GAAP. EBITDAR should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. EBITDAR is defined as net income before other income, interest income and expense, debt retirement costs, foreign currency transaction gains and losses, the provision or benefit for income taxes, depreciation and amortization expense, rent expense, and the net income or loss from discontinued operations. Management believes that EBITDAR is an important measurement of the Company’s performance because it eliminates the effect of differences in the financing of nursing homes by removing rent expense and interest expense from net income. Reconciliations for these non-GAAP financial measurements for Advocat to the most comparable GAAP measure as required by Regulation G are shown below.
Additional Information and Where To Find It
This information may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of shareholders. The Company has filed the definitive proxy statement with the Securities and Exchange Commission (“SEC”) on May 5, 2009. Investors and shareholders are urged to read the proxy statement, the white proxy card and any other relevant documents filed or that will be filed with the SEC because they contain important information. Investors and shareholders may obtain the proxy statement and other relevant documents free of charge at the SEC’s Web site, www.sec.gov; at Advocat’s website, www.irinfo.com/AVC; or from Advocat Inc., 1621 Galleria Boulevard, Brentwood, Tennessee 37027.

Participants in Solicitation
 Advocat and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 annual meeting of shareholders. Information regarding the interests of Advocat’s directors and executive officers in the proxy contest is included in Advocat’s definitive proxy statement.
Reconciliation of Advocat’s EBITDAR to Net Income

Advocat Inc.
Reconciliation of EBITDAR to Net Income
Dollars in thousands	2008	2007	2006
Earnings before Interest, Taxes, Depreciation, Amortization and Rent (EBITDAR)	$40,417	$41,709	$35,589
Other income	—	—	207
Interest income	454	1,016	679
Interest expense	(2,870)	(3,549)	(3,707)
Debt retirement costs	—	(116)	(194)
Foreign currency transaction gain (loss)	(1,005)	808	21
Net loss from discontinued operations	(35)	(99)	(451)
Provision for income taxes	(2,958)	(6,270)	9,496
Depreciation and amortization	(5,306)	(4,093)	(3,614)
Rent	(22,962)	(20,019)	(16,082)
Net income	$5,735	$9,387	$21,944